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                                                                      EXHIBIT 99




                                                        CONTACT:  James M. Roolf
FOR IMMEDIATE RELEASE                                             (630) 875-7452
                                                        TRADED:   Nasdaq
                                                        SYMBOL:   FMBI



                        FIRST MIDWEST BANCORP ANNOUNCES

                  STOCK REPURCHASE OF UP TO 2 MILLION SHARES


ITASCA, IL., FEBRUARY 18, 1999--First Midwest Bancorp, Inc. (Nasdaq: FMBI) announced today that its Board of Directors has approved a stock repurchase program pursuant to which the Company is authorized to purchase up to 2 million shares or approximately 7% of its outstanding common stock.

Under the program, which is effective immediately, the Company will purchase from time to time in the open market, through block purchases, in privately negotiated transactions or through appropriate means.

With assets of $5.2 billion, First Midwest is the largest independent and ninth overall largest banking company in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management, mortgage and related financial services to a broad array of customers located in more than 40 communities of northern Illinois.